Exhibit 4.2

CONFORMED COPY

GUARANTEE

Effective Date:    December 21, 2007

To induce Lombard North Central plc (the Counterparty) (a) to provide a committed vehicle leasing facility to Hertz (UK) Limited, a corporation organized under the laws of England and having its registered office at Hertz House, 11 Vine Street, Uxbridge, Middlesex UK (the Obligor), as described in the Terms of Offer between the Counterparty and the Obligor dated December 20, 2007 (subject to such changes as may be agreed between the Counterparty and the Obligor) and (b) to purchase the Obligor’s current vehicle rental fleet and to lease back said rental fleet to the Obligor on terms consistent with the Terms of Offer (the Initial Transaction) (said Terms of Offer, any definitive agreement pertaining to the Initial Transaction, and any definitive facilities agreement entered into pursuant to the Terms of Offer are hereinafter referred to as an Agreement and collectively as the Agreements), Hertz International, Ltd. (the Guarantor), having its principal office at 225 Brae Boulevard, Park Ridge, New Jersey, USA hereby unconditionally and irrevocably guarantees to the Counterparty as primary obligor and not merely as surety the due and punctual payment of all sums owed by the Obligor to the Counterparty pursuant to the Agreements (and any rental agreements entered into under any of the Agreements) when due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or other amounts due at the time payment is demanded from the Guarantor (collectively, the Obligations).  The term Obligations includes any and all obligations of the Obligor, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Agreements, this Guarantee and any other documents executed in furtherance of the transactions contemplated by the Agreements.  The Guarantor agrees that, as between the Guarantor and the Counterparty, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code, the Bankruptcy Law), injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Obligor and that in the event of such declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantor for the purposes of this Guarantee.  This Guarantee is a guarantee of payment and not of collection.

The Guarantor guarantees that the Obligations shall be paid strictly in accordance with the terms of the Agreements.  The liability of the Guarantor hereunder is absolute and unconditional irrespective of (i) any lack of capacity of the Obligor, (ii) any lack of validity, regularity or enforceability of any provision of the Agreements, (iii) the absence of any action to enforce the same, (iv) any variation, extension, waiver, compromise or release of any or all of the obligations of the Obligor under the Agreements or of any security from time to time therefor or of the obligations of any other guarantor or surety, (v) the recovery of any judgment against the Obligor, or (vi) any defense, setoff or counterclaim with respect to the Agreement, this Guarantee and the transactions contemplated hereby or any other circumstance which might constitute a defense available to, or discharge of, the Obligor or a guarantor.

The Guarantor hereby represents and warrants that: (a) this Guarantee is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; (b) the execution delivery and performance by the Guarantor of this Guarantee have been authorised by all necessary corporate action and do not and will not contravene the Guarantor’s organisational documents or any applicable law or any contractual provision binding on or affecting it and (c) there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened, against or affecting the Guarantor before any court, governmental agency or arbitrator, which are reasonably likely to be adversely determined and which if adversely determined may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor or of the ability of the Guarantor to perform its obligations under the Guarantee.

The Guarantor hereby waives notice of acceptance of this Guarantee; diligence; presentment; protect; notice of protect with respect to any Obligation, acceleration, and dishonour; filing of claims with a court in the event of merger, insolvency or bankruptcy of the Obligor; all demands whatsoever including demand of payment, except as noted herein; and any right to require a proceeding first against the Obligor, any exchange, sale or surrender of, or realisation on, any other guarantee or any collateral.

The Guarantor and the Counterparty hereby confirm that it is the intention of all such parties that the guarantee by the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law.  To effectuate the foregoing intention, the Counterparty and the Guarantor hereby irrevocably agree that the obligations of the Guarantor hereunder shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of Guarantor, result in the obligations of the Guarantor hereunder not constituting such fraudulent transfer or conveyance.

Notwithstanding any payments which may be made hereunder by the Guarantor, the Guarantor shall not be subrogated to the rights of the Counterparty with respect to the Obligations, and shall not seek reimbursement of such payments from the Obligor, until all the Obligations have been fully paid.

This Guarantee is a continuing guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations have been fully and effectively paid and discharged in full.  Notices to the Counterparty may be delivered by first class mail, postage prepaid or by overnight delivery service, to the Counterparty at the following address:

Lombard North Central plc

280 Bishopsgate

London EC2M 4RB

Attention:  Richard Perry

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Counterparty on the insolvency, bankruptcy or reorganisation of the Obligor or otherwise, all as though the payment had not been made.

The Guarantor shall reimburse the Counterparty on demand for all reasonable costs, expenses and charges (including without limitation reasonable fees and charges of legal counsel for the Counterparty) incurred by the Counterparty in connection with the enforcement of this Guarantee provided, that the Guarantor shall not be liable for any such expenses of the Counterparty if no payment under this Guarantee is due.  The obligations of the Guarantor under this provision shall survive the termination of this Guarantee.

If any sum due from the Guarantor under this Guarantee (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)           making or filing a claim or proof against the Guarantor; or

(b)                                obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall, as an independent obligation, within three Business Days of demand, indemnify the Counterparty against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First

Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.

This Guarantee shall be governed by the laws or the State of New York without regard to conflict of laws principles.  The Guarantor consents to the non-exclusive jurisdiction and venue of the state or federal courts located in the City of New York in connection with this Guarantee.  THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO JURY TRIAL IN CONNECTION WITH THIS GUARANTEE.  Nothing herein shall be deemed in any way to limit the ability of the counterparty to serve any legal process in any other manner permitted by law or to obtain jurisdiction over the Guarantor or to bring actions, suits or proceedings against it in any other jurisdiction.

Hertz International, Ltd	225 Brae Boulevard, Park Ridge
New Jersey
USA

By:	/s/ JIM MCGILL

Name:	JIM MCGILL
Title:	Authorised Signatory

By:	/s/ NUNS MOODLIAR

Name:	NUNS MOODLIAR
Title:	Authorised Signatory